EXHIBIT 14                                CODE OF BUSINESS EITHICS

CODE OF BUSINESS ETHICS AND CONTROLS FOR THE BOARD OF DIRECTORS

OF

RECURSOS QUELIZ, INC.
(the “Company”)

INTRODUCTION

This Code of Business Conduct and Ethics helps ensure compliance with legal requirements and our standards of business conduct.  This Code of Business Conduct and Ethics applies to directors, officers and employees of the Company.  Therefore, all Company directors, officers and employees are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.  Because the principles described in this Code of Business Conduct and Ethics are general in nature.

II. COMPLIANCE IS EVERYONE'S BUSINESS

Ethical business conduct is critical to our business. As a director, officer or employee, your responsibility is to respect and adhere to these practices.  Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

Violations of law, by Company directors, officers or employees can lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test.  Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.  In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by one of the Company’s other Directors.

A. General Standards of Conduct

The Company expects all directors, officers, employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, or at any other place where you are a representative of the Company. Directors, officers, employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

B. Applicable Laws

All Company directors, officers, employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Company directors, officers and employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each directors, officer, employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers.  Violations of laws, regulations, rules and orders may subject the director, officer, employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Company.  Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

C. Conflicts of Interest

Each of us has a responsibility to the Company, our stockholders and each other.

Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations.

We should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest?  A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.

f such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company's  Officer or Director.  If determined to be material to the Company by the Officer or Director, the Company's Audit Committee must review and approve in writing in advance such related party transactions.  The most significant related party transactions, particularly those involving the Company's directors or executive officers, must be reviewed and approved in writing in advance by the Company's Board of Directors.  The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, and SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

D. Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company's Board of Directors and the Board of Directors declines to pursue such opportunity.

E. Protecting the Company's Confidential Information

The Company's confidential information is a valuable asset.  The Company's confidential information includes presents and future plans of our operations.  All confidential information must be used for Company business purposes only. Every director, officer, employee, agent and contractor must safeguard it.

F. Obligations Under Securities Laws-"Insider" Trading

Obligations under the U.S. securities laws apply to everyone.  In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into  possession of significant, sensitive information.  This information is the property of the Company -- you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf.  The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading.  Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations.  Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws.  Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider-trading violations not occur.  You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small.

G. Prohibition against Short Selling of Company Stock

No Company director, officer or other employee, agent or contractor may, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of  transportation.  No Company director, officer or other employee, agent or contractor may engage in short sales.  A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company's  stock price.  While securities law does not prohibit employees who are not executive officers or directors from engaging in short sales of Company securities, the Company has adopted as policy that employees may not do so.

H. Use of Company's Assets

(i) General.  Protecting the Company's assets is a key fiduciary responsibility of every director, officer, employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization.  All Company directors, officers, employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft.

Directors, officers, employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.  Company equipment and assets are to be used for Company business purposes only.  Directors, officers, employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets.

(ii) Company Funds.  Every Company director, officer or employee is personally responsible for all Company funds over which he or she exercises control.  Company agents and contractors should not be allowed to exercise control over Company funds.  Company funds must be used only for Company business purposes.  Every Company director, officer, employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure.

I. Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Company's business and legal requirements in managing records, including all recorded information regardless of medium or characteristics.  Records include paper documents,  CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media.  Local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records require the Company.  Civil and criminal penalties for failure to comply with such guidelines can be severe for directors, officers, employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.

J. Payment Practices

(i) Accounting Practices. The Company's responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company's books and records in compliance with all applicable laws.  False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

K. Government Relations

It is the Company's policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct.  This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations.

L. Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition.  The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate the Company's relationships with its distributors, resellers, dealers, and customers.  Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers.

Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No director, officer, employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects.  In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products.

Collusion among competitors is illegal, and the consequences of a violation are severe. Although the spirit of these laws, known as "antitrust," "competition," or "consumer protection" or unfair competition laws, is straightforward, their application to particular situations can be quite complex.

M. Industrial Espionage

It is the Company's policy to lawfully compete in the marketplace.  This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing.  The purpose of this policy is to maintain the Company's reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace.  The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally.  Company directors, officers, employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

The Company will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company.  Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion.  Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible.  Where laws have been violated, the Company will cooperate fully with the appropriate authorities.